Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2024 financial results

Fourth quarter highlights:
•Completed divestitures of silica products and architectural coatings U.S. and Canada businesses, improving company margin and growth profile
•Recast financials to reflect architectural coatings U.S. and Canada as discontinued operations
•Net sales from continuing operations of $3.7 billion
•Reported earnings per diluted share from continuing operations (EPS) of $0.01 and adjusted EPS of $1.61, an increase of 3% year over year
•Delivered ninth consecutive quarter of segment margin and segment EBITDA margin expansion
•Share repurchases of approximately $250 million in the quarter

Full-year 2024 highlights:
•Full-year financials reflect architectural coatings U.S. and Canada as discontinued operations
•Net sales from continuing operations of $15.8 billion
•Reported EPS of $5.72 and adjusted EPS of $7.87, an increase of 6% year over year
•Segment margin of 17.1% and segment EBITDA margin of 19.9%, an increase of 70 basis points year over year
•Company net income margin of 8.5% and adjusted EBITDA margin of 18.1%, an increase of 100 basis points year over year
•Operating cash flow of $1.4 billion; share repurchases and dividends of $1.4 billion

PITTSBURGH, January 30, 2025 – PPG (NYSE:PPG) today reported financial results for the fourth quarter and full-year 2024.

Fourth Quarter Consolidated Results

$ in millions, except EPS	4Q 2024	4Q 2023	YOY change
Net sales (a)	$3,729	$3,912	(5)%
Net income (a)	$2	$103	(98)%
Adjusted net income (a)(b)	$375	$372	+1%
EPS (a)	$0.01	$0.43	(98)%
EPS from discontinued operations (c)	$(1.21)	$(0.05)
Adjusted EPS (a)(b)	$1.61	$1.56	+3%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below
(c) Discontinued operations includes the loss on sale of the architectural coatings U.S. and Canada business of $285 million, representing an EPS impact of $1.22

The company’s financial results for all periods presented have been recast to reflect the divested U.S. and Canada architectural coatings business as discontinued operations.

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the year and quarter:

Throughout 2024, we demonstrated resilience in a challenging macro environment by growing our adjusted EPS by 6%, improving aggregate segment margins and generating $1.4 billion in operating cash flow which we returned to shareholders. During the quarter, we repurchased approximately $250 million of stock, and about $750 million for the full year, which represented approximately 3% of our outstanding shares. Combined with our dividend, we have returned $1.4 billion to our shareholders throughout the year.

In 2024, we took significant steps to optimize our business portfolio through the divestitures of both our silica products and our architectural coatings U.S. and Canada businesses. These divestitures strengthen our financial profile, including an improvement in our adjusted EBITDA margin to 18.1%, and results in a more focused organization which positions the company to deliver sustainable organic growth.

In both the fourth quarter and full-year 2024, organic sales declined a low single-digit percentage year over year with growth in Mexico, China and India as well as growth in the aerospace, protective and marine, and traffic solutions businesses offset by declines in the automotive original equipment manufacturer (OEM), industrial and architectural EMEA coatings businesses. Despite lower organic sales, adjusted EPS and aggregate segment EBITDA margin improved in both comparison periods driven by sales of our technology-advantaged products, moderated input costs and structural cost actions.

Fourth quarter adjusted EPS was $1.61, including an unfavorable foreign currency translation impact of $0.05 as many currencies weakened versus the U.S. dollar during the quarter. Our full-year 2024 adjusted EPS was $7.87 which grew 6% year over year and excludes $0.27 of EPS that have been reclassified to discontinued operations, which reflects the results of the divested U.S and Canada architectural business absent certain allocated costs, consistent with U.S. GAAP requirements.

Given the revised portfolio, we have expanded our segment reporting structure and will now report all our architectural coatings businesses as a separate segment, Global Architectural Coatings. The reporting of the remainder of the businesses within the Performance Coatings and Industrial Coatings segments will remain the same. This expanded segmentation will provide investors with enhanced visibility as we drive the company’s growth and performance.

Looking ahead, I am excited about 2025 and beyond. We anticipate a slow start to 2025 as demand in Europe and in global industrial end-use markets remains challenged. Despite the macroeconomic environment, we expect to deliver organic sales growth of a low single-digit percentage for the year, with first quarter organic growth flat to slightly down and stronger results in the second half of the year driven by share gains. As we announced in October, we are taking decisive actions to reduce costs, including global structural costs and European manufacturing consolidations. Our balance sheet remains strong, which continues to provide us with financial flexibility, and we remain committed to driving shareholder value creation. Thus, we are deploying about $400 million toward share repurchases during the first quarter of 2025.

The successful divestitures and solid performance this year would not be possible without the dedication of our employees. We are now a much more focused organization dedicated to driving sustainable organic growth. Thank you to our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Fourth Quarter 2024 Reportable Segment Financial Results
Global Architectural Coatings segment

$ in millions	4Q 2024	4Q 2023	YOY change
Net sales (a)	$881	$943	(7)%
Sales volumes			(2)%
Selling prices			—%
Foreign currency translation			(5)%
Segment income	$118	$131	(10)%
Segment income %	13.4%	13.9%
Segment EBITDA (b)	$144	$156	(8)%
Segment EBITDA %	16.3%	16.5%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

The Global Architectural Coatings segment, which was previously reported as part of the Performance Coatings segment, is comprised of architectural coatings Europe, Middle East and Africa (EMEA) and architectural coatings Latin America and Asia Pacific. Net sales were lower compared to the fourth quarter 2023, primarily driven by unfavorable foreign currency translation.

Organic sales for architectural coatings EMEA declined by a low single-digit percentage, driven by lower sales volumes as demand was lower year-over-year across the region. Year-over-year organic sales for architectural coatings Latin America and Asia Pacific were flat but slightly positive.

Segment EBITDA decreased by 8% versus the prior year driven by unfavorable foreign currency translation, primarily the Mexican peso, and lower sales volumes, partially offset by cost control actions and positive net price.

Performance Coatings segment

$ in millions	4Q 2024	4Q 2023	YOY change
Net sales (a)	$1,262	$1,233	+2%
Sales volumes			+1%
Selling prices			+3%
Divestitures and other			(2)%
Segment income	$259	$218	+19%
Segment income %	20.5%	17.7%
Segment EBITDA (b)	$292	$253	+15%
Segment EBITDA %	23.1%	20.5%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

The Performance Coatings segment, which is now comprised of aerospace coatings, automotive refinish coatings, protective and marine coatings, and traffic solutions delivered 4% organic sales growth. This growth was partially offset by the divestitures of the non-North American portion of the traffic solutions business.

Sales volumes increased 1% year over year with growth led by aerospace coatings, protective and marine coatings, and traffic solutions. PPG’s aerospace order backlog increased to about $300 million despite the business delivering double-digit percentage organic sales growth in the quarter reflecting further strengthening of demand for our technologies in this end-use market. Organic sales in automotive refinish coatings declined by a low single-digit percentage with share gains more than offset by lower industry collision claims. Protective and marine coatings organic sales increased by a mid-single-digit percentage compared to the prior year, driven by share gains in Europe and Asia. Traffic solutions benefited from share gains across North America coupled with favorable weather in the fourth quarter.

Segment EBITDA increased by 15% versus the prior year, and segment EBITDA margin improved 260 basis points year over year to 23.1%, driven by price increases stemming from our advantaged products and digital-technology subscriptions, along with cost-control actions partially offset by general cost inflation.

Industrial Coatings segment

$ in millions	4Q 2024	4Q 2023	YOY change
Net sales (a)	$1,586	$1,736	(9)%
Sales volumes			(4)%
Selling prices			(2)%
Foreign currency translation			(1)%
Divestitures and other			(2)%
Segment income	$185	$231	(20)%
Segment income %	11.7%	13.3%
Segment EBITDA (b)	$234	$285	(18)%
Segment EBITDA %	14.8%	16.4%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales declined compared to the fourth quarter 2023 primarily due to lower sales volumes and lower selling prices from certain index-based customer contracts.

Automotive OEM coatings organic sales decreased as expected, declining by a high single-digit percentage due to lower U.S. and European industry build rates, partly offset by PPG growth in China and Mexico. Industrial production in the U.S. and Europe continued the trend of year-over-year declines. As a result, industrial coatings organic sales declined by a mid-single-digit percentage, more than offsetting solid growth in Mexico. Packaging coatings organic sales decreased by a low single-digit percentage year over year with growth in Europe and Latin America offset by lower sales volume in the U.S., in comparison to strong growth in the prior year period.

Segment EBITDA decreased 18%, and segment EBITDA margin declined by 160 basis points compared to the fourth quarter 2023 driven by lower sales volumes and lower selling prices due to certain index-based pricing contracts.

Full-Year 2024 Financial Results

$ in millions, except EPS	2024	2023	YOY change
Net sales (a)	$15,845	$16,242	(2)%
Net income (a)	$1,344	$1,223	+10%
Net income margin (a)	8.5%	7.5%
Adjusted net income (a)(b)	$1,848	$1,762	+5%
EPS (a)	$5.72	$5.16	+11%
EPS from discontinued operations (c)	$(0.97)	$0.19
Adjusted EPS (a)(b)	$7.87	$7.42	+6%
Adjusted EBITDA margin (a)(b)	18.1%	17.1%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below
(c) Discontinued operations includes the loss on sale of the architectural coatings U.S. and Canada business of $285 million, representing an EPS impact of $1.22

Full-year 2024 net sales were $15.8 billion, down 2% versus the prior year, with sales volumes declining 1% and the combination of unfavorable foreign currency translation and divestitures reducing net sales by 1%. Despite decreased organic sales due to lower industry demand in automotive OEM coatings, industrial coatings and architectural coatings in Europe, results were supported by record sales in aerospace coatings and growth in several other key technology-driven businesses.

In a challenging macro environment, the company delivered strong adjusted EPS growth of 6%, supported by favorable business mix, driven by sales of our technology-advantaged products and strong brands, as we delivered record results in several of our businesses including aerospace coatings, automotive refinish coatings and architectural coatings Latin America.

In 2024, the company paid approximately $620 million in dividends. The company repurchased $750 million of stock in 2024 and ended the year with approximately $2.8 billion remaining on its current share repurchase authorization. Capital expenditures totaled about $720 million.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling $1.4 billion.
•Net debt was $4.5 billion, down approximately $30 million year over year.
•Corporate expenses were $87 million in the fourth quarter, which was $27 million lower than the prior year due to lower incentive-based compensation and cost savings actions.
•Net interest expense was $15 million in the fourth quarter.
•The reported effective tax rate on continuing operations was 86% for the fourth quarter, as certain business restructuring-related costs and portfolio optimization items did not have a tax benefit. The adjusted effective tax rate was 22% for the fourth quarter.

Outlook
The company anticipates that adjusted earnings per share for the full year 2025 will be in the range of $7.75 to $8.05, which at the mid-point represents EPS growth of 7% excluding the impact of foreign currency translation and a higher tax rate. This range is based on current global economic activity and foreign exchange rates, ongoing soft global industrial production, and mixed demand across the various regions in which we operate. The company expects that annual EPS growth will be weighted toward the second half of 2025 as global industrial demand weakened and the U.S. dollar strengthened in the second half of 2024. Additionally, we expect to realize more than $100 million in annualized share gains in our Industrial Coatings segment beginning in the second half of the year.

Additional information related to 2025 financial projections is posted within the slides and prepared commentary associated with the fourth quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.8 billion in 2024. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, January 30. The company will hold a conference call to review its fourth quarter and full year 2024 financial performance on January 31, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=000510c7&confId=75486. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available January 31, beginning at approximately 11:00 a.m. ET, through February 14, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK (Local), 0204-525-0658; international, +44-204-525-0658; passcode 864382. A web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Wednesday, January 29, 2026.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2023 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 30, 2025, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of full-year 2025 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts)

	Fourth Quarter 2024		Fourth Quarter 2023
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$2	$0.01	$103	$0.43
Acquisition-related amortization expense (b)	24	0.10	32	0.13
Business restructuring-related costs, net (c)	314	1.35	13	0.06
Portfolio optimization (d)	35	0.15	28	0.12
Legacy environmental remediation charges (e)	3	0.01	17	0.07
Insurance recoveries (f)	(3)	(0.01)	(5)	(0.02)
Impairment and other related charges (g)	—	—	160	0.67
Currency valuation loss (h)	—	—	24	0.10
Adjusted net income from continuing operations, excluding certain items	$375	$1.61	$372	$1.56

	Full Year 2024		Full Year 2023
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$1,344	$5.72	$1,223	$5.16
Acquisition-related amortization expense (b)	100	0.42	115	0.48
Business restructuring-related costs, net (c)	324	1.39	33	0.14
Portfolio optimization (d)	65	0.28	58	0.24
Legacy environmental remediation charges (e)	18	0.07	17	0.07
Insurance recoveries (f)	(3)	(0.01)	(12)	(0.05)
Impairment and other related charges (g)	—	—	160	0.67
Currency valuation loss (h)	—	—	24	0.10
Pension settlement charge (i)	—	—	144	0.61
Adjusted net income from continuing operations, excluding certain items	$1,848	$7.87	$1,762	$7.42

	Fourth Quarter 2024			Fourth Quarter 2023
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$81	$70	86.4%	$209	$94	45.0%
Acquisition-related amortization expense (b)	32	8	24.4%	44	12	27.3%
Business restructuring-related costs, net (c)	362	48	13.2%	16	3	18.8%
Portfolio optimization (d)	17	(18)	(104.1)%	31	3	9.7%
Legacy environmental remediation charges (e)	4	1	24.3%	24	7	29.2%
Insurance recoveries (f)	(4)	(1)	24.3%	(7)	(2)	28.6%
Impairment and other related charges (g)	—	—	—%	160	—	—%
Currency valuation loss (h)	—	—	—%	20	(4)	(20.0%)
Adjusted effective tax rate, continuing operations, excluding certain items	$492	$108	22.0%	$497	$113	22.7%

	Full Year 2024			Full Year 2023
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,852	$475	25.6%	$1,690	$428	25.3%
Acquisition-related amortization expense (b)	132	32	24.2%	154	39	25.3%
Business restructuring-related costs, net (c)	377	53	14.1%	41	8	19.5%
Portfolio optimization (d)	59	(6)	(10.2)%	53	(7)	(13.2)%
Legacy environmental remediation charges(e)	24	6	25.0%	24	7	29.2%
Insurance recoveries (f)	(4)	(1)	25.0%	(16)	(4)	25.0%
Impairment and other related charges (g)	—	—	—%	160	—	—%
Currency valuation loss (h)	—	—	—%	20	(4)	(20.0)%
Pension settlement charge (i)	—	—	—%	190	46	24.2%
Adjusted effective tax rate, continuing operations, excluding certain items	$2,440	$559	22.9%	$2,316	$513	22.2%

	Fourth Quarter		Full Year
	2024	2023	2024	2023
Reported net income from continuing operations	$2	$103	$1,344	$1,223
Interest expense, net of interest income	15	13	64	107
Income tax expense	70	94	475	428
Depreciation	87	96	360	360
Amortization	32	44	132	154
Net income attributable to noncontrolling interests	9	12	33	39
EBITDA	$215	$362	$2,408	$2,311
Business restructuring-related costs, net (c)	362	16	377	41
Portfolio optimization (d)	17	31	59	53
Legacy environmental remediation charges(e)	4	24	24	24
Insurance recoveries (f)	(4)	(7)	(4)	(16)
Impairment and other related charges (g)	—	160	—	160
Currency valuation loss (h)	—	20	—	20
Pension settlement charge (i)	—	—	—	190
Adjusted EBITDA	$594	$606	$2,864	$2,783

Net sales	$3,729	$3,912	$15,845	$16,242
Net income margin	0.1%	2.6%	8.5%	7.5%
Adjusted EBITDA margin	15.9%	15.5%	18.1%	17.1%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Acquisition-related amortization expense is excluded from adjusted net income from operations, excluding certain items, due to its significance as a result of the purchase price assigned to finite-live intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to revenue generation, the related revenue is not excluded.

(c)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Business restructuring, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the consolidated statement of income. Business restructuring-related costs, net also includes the fourth quarter 2024 recognition of accumulated foreign currency translation losses of $110 million related to the company's exit of its Argentina operations in connection with a restructuring program, which are included in Other (income)/charges, net in the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 recognition of the accumulated foreign currency translation losses.
(d)Portfolio optimization includes gains and losses related to the sale of certain assets, which are included in Other (income)/charges, net on the consolidated statement of income, including the gain of $129 million on the sale of the company's silicas products business in the fourth quarter 2024, and the losses on the sales of the company's traffic solutions business in Argentina in the second quarter 2024, the company's European and Australian Traffic Solutions businesses in the fourth quarter 2023 and the company's legacy industrial Russian operations in the third quarter 2023. Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the consolidated statement of income. Portfolio optimization also includes an impairment charge of $146 million recognized during the fourth quarter 2024 when the company's remaining operations in Russia were classified as held for sale, which is included in Impairment and other related charges, net on the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 impairment charge.
(e)Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other (income)/charges, net in the consolidated statement of income.
(f)In the fourth quarter 2024 and the fourth quarter 2023, the company received reimbursement for previously approved insurance claims under policies covering legacy asbestos-related matters. In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020. These insurance recoveries are included in Other charges/(income), net on the consolidated statement of income.
(g)In the fourth quarter 2023, the company recorded impairment and other related charges due to a non-cash goodwill impairment recognized for the Traffic Solutions reporting unit as a result of its annual goodwill impairment test. The fair value of the Traffic Solutions reporting unit decreased primarily due to increases in the cost of capital (discount rate assumption) and declines in the reporting unit’s long-term forecast driven by challenges at its operations in Argentina due to the highly inflationary environment and changes to the reporting unit’s global footprint, including the fourth quarter 2023 divestiture of its European and Australian businesses.
(h)In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. Argentina currency devaluation losses represent foreign currency translation losses recognized during December 2023 related to the devaluation of the Argentine peso, which is included in Other charges/(income), net on the consolidated statement of income.
(i)In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.

	Fourth Quarter		Full Year
	2024	2023	2024	2023
Global Architectural Coatings
Net sales	$881	$943	$3,921	$4,021
Segment income	$118	$131	$678	$673
Segment depreciation and amortization	26	25	104	101
Segment EBITDA	$144	$156	$782	$774
Segment EBITDA %	16.3%	16.5%	19.9%	19.2%
Performance Coatings
Net sales	$1,262	$1,233	$5,237	$5,132
Segment income	$259	$218	$1,142	$1,019
Segment depreciation and amortization	33	35	132	139
Segment EBITDA	$292	$253	$1,274	$1,158
Segment EBITDA %	23.1%	20.5%	24.3%	22.6%
Industrial Coatings
Net sales	$1,586	$1,736	$6,687	$7,089
Segment income	$185	$231	$893	$968
Segment depreciation and amortization	49	54	206	213
Segment EBITDA	$234	$285	$1,099	$1,181
Segment EBITDA %	14.8%	16.4%	16.4%	16.7%
Total Segment EBITDA
Net sales	$3,729	$3,912	$15,845	$16,242
Segment income	$562	$580	$2,713	$2,660
Segment depreciation and amortization	108	114	442	453
Segment EBITDA	$670	$694	$3,155	$3,113
Segment EBITDA %	18.0%	17.7%	19.9%	19.2%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2024	2023	2024	2023
Net sales	$3,729	$3,912	$15,845	$16,242
Cost of sales, exclusive of depreciation and amortization	2,217	2,300	9,252	9,678
Selling, general and administrative	834	906	3,391	3,401
Depreciation	87	96	360	360
Amortization	32	44	132	154
Research and development, net	106	109	423	424
Interest expense	58	57	241	247
Interest income	(43)	(44)	(177)	(140)
Business restructuring, net	234	1	233	(2)
Impairment and other related charges, net	146	160	146	160
Pension settlement charge	—	—	—	190
Other (income)/charges, net	(23)	74	(8)	80
Income before income taxes	$81	$209	$1,852	$1,690
Income tax expense	70	94	475	428
Income from continuing operations	$11	$115	$1,377	$1,262
(Loss)/income from discontinued operations, net of tax	(282)	(13)	(228)	47
Net (loss)/income attributable to controlling and noncontrolling interests	$(271)	$102	1,149	1,309
Net (loss)/income attributable to noncontrolling interests	(9)	(12)	(33)	(39)
Net (loss)/income (attributable to PPG)	$(280)	$90	$1,116	$1,270

Amounts attributable to PPG:
Income from continuing operations, net of tax	$2	$103	1,344	1,223
(Loss)/income from discontinued operations, net of tax	(282)	(13)	(228)	47
Net (loss)/income (attributable to PPG)	$(280)	$90	$1,116	$1,270

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$0.01	$0.44	$5.75	$5.18
(Loss)/income from discontinued operations, net of tax	(1.21)	(0.06)	(0.98)	0.20
Net (loss)/income (attributable to PPG)	$(1.20)	$0.38	$4.77	$5.38

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$0.01	$0.43	$5.72	$5.16
(Loss)/income from discontinued operations, net of tax	(1.21)	(0.05)	(0.97)	0.19
Net (loss)/income (attributable to PPG)	$(1.20)	$0.38	$4.75	$5.35

Average shares outstanding	231.8	236.2	233.8	236.0

Average shares outstanding - assuming dilution	232.8	237.3	234.9	237.2

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Twelve Months Ended December 31
	2024	2023
Cash from operating activities:
Cash from operating activities - continuing operations	$1,391	$2,294
Cash from operating activities - discontinued operations	$29	$117
Cash from operating activities	$1,420	$2,411
Cash (used for)/from investing activities - continuing operations:
Capital expenditures	$(721)	$(516)
Business acquisitions, net of cash balances acquired	$(31)	$(109)
Proceeds from divestiture of businesses	$325	$36
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$622	$598
Purchase of treasury stock	$752	$86

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2024	2023
Current assets:
Cash and cash equivalents	$1,270	$1,493
Short-term investments	88	75
Receivables, net	2,985	3,007
Inventories	1,846	1,934
Other current assets	368	922
Total current assets	$6,557	$7,431

Current liabilities:
Short-term debt and current portion of long-term debt	$939	$306
Accounts payable and accrued liabilities	3,731	4,155
Restructuring reserves	128	84
Current portion of operating lease liabilities	126	128
Other current liabilities	90	381
Total current liabilities	$5,014	$5,054

Long-term debt	$4,876	$5,748

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2024	2023
Operating Working Capital (a)	$2,331	$2,301
As a percent of quarter sales, annualized	15.6%	14.7%

(a)	Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2024	2023	2024	2023
Net sales
Global Architectural Coatings	$881	$943	$3,921	$4,021
Performance Coatings	1,262	1,233	5,237	5,132
Industrial Coatings	1,586	1,736	6,687	7,089
Total	$3,729	$3,912	$15,845	$16,242

Segment income
Global Architectural Coatings	$118	$131	$678	$673
Performance Coatings	259	218	1,142	1,019
Industrial Coatings	185	231	893	968
Total	$562	$580	$2,713	$2,660

Items not allocated to segments
Corporate	$(87)	$(114)	$(341)	$(391)
Interest expense, net of interest income	(15)	(13)	(64)	(107)
Business restructuring-related costs, net (a)	(362)	(16)	(377)	(41)
Portfolio optimization (b)	(17)	(31)	(59)	(53)
Legacy environmental remediation charges (c)	(4)	(24)	(24)	(24)
Insurance recoveries (d)	4	7	4	16
Impairment and other related charges, net (e)	—	(160)	—	(160)
Currency valuation loss (f)	—	(20)	—	(20)
Pension settlement charge (g)	—	—	—	(190)
Income before income taxes	$81	$209	$1,852	$1,690

(a)	Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Business restructuring, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the consolidated statement of income. Business restructuring-related costs, net also includes the fourth quarter 2024 recognition of accumulated foreign currency translation losses of $110 million related to the company's exit of its Argentina operations in connection with a restructuring program, which are included in Other (income)/charges, net in the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 recognition of the accumulated foreign currency translation losses.

(b)	Portfolio optimization includes gains and losses related to the sale of certain assets, which are included in Other (income)/charges, net on the consolidated statement of income, including the gain of $129 million on the sale of the company's silicas products business in the fourth quarter 2024, and the losses on the sales of the company's traffic solutions business in Argentina in the second quarter 2024, the company's European and Australian Traffic Solutions businesses in the fourth quarter 2023 and the company's legacy industrial Russian operations in the third quarter 2023. Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the consolidated statement of income. Portfolio optimization also includes an impairment charge of $146 million recognized during the fourth quarter 2024 when the company's remaining operations in Russia were classified as held for sale, which is included in Impairment and other related charges, net on the consolidated statement of income. No tax benefits was recorded on the fourth quarter 2024 impairment charge.

(c)
Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other (income)/charges, net in the consolidated statement of income.

(d)	In the fourth quarter 2024 and the fourth quarter 2023, the company received reimbursement for previously approved insurance claims under policies covering legacy asbestos-related matters. In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020. These insurance recoveries are included in Other charges/(income), net on the consolidated statement of income.

(e)	In the fourth quarter 2023, the company recorded impairment and other related charges due to a non-cash goodwill impairment recognized for the Traffic Solutions reporting unit as a result of its annual goodwill impairment test. The fair value of the Traffic Solutions reporting unit decreased primarily due to increases in the cost of capital (discount rate assumption) and declines in the reporting unit’s long-term forecast driven by challenges at its operations in Argentina due to the highly inflationary environment and changes to the reporting unit’s global footprint, including the fourth quarter 2023 divestiture of its European and Australian businesses.

(f)	In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. Argentina currency devaluation losses represent foreign currency translation losses recognized during December 2023 related to the devaluation of the Argentine peso, which is included in Other charges/(income), net on the consolidated statement of income.

(g)	In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
RECAST BUSINESS SEGMENT INFORMATION
($ in millions)
	Three Months Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
Net sales to external customers	$966	$1,070	$1,004	$881
Cost of sales, exclusive of depreciation and amortization	458	513	494	439
Selling, general and administrative	301	309	289	287
Depreciation and amortization	26	26	26	26
Other	15	11	12	11
Global Architectural segment income	$166	$211	$183	$118

Net sales to external customers	$1,184	$1,418	$1,373	$1,262
Cost of sales, exclusive of depreciation and amortization	628	773	755	695
Selling, general and administrative	245	261	258	253
Depreciation and amortization	34	34	31	33
Other	26	24	23	22
Performance Coatings segment income	$251	$326	$306	$259

Net sales to external customers	$1,699	$1,747	$1,655	$1,586
Cost of sales, exclusive of depreciation and amortization	1119	1164	1132	1083
Selling, general and administrative	212	210	207	209
Depreciation and amortization	52	53	52	49
Other	67	61	64	60
Industrial Coatings segment income	$249	$259	$200	$185

Total net sales to external customers	$3,849	$4,235	$4,032	$3,729
Total segment income	$666	$796	$689	$562
Corporate / Non-Segment Items
Corporate / non-segment unallocated, exclusive of depreciation and amortization	(76)	(67)	(72)	(76)
Corporate / non-segment depreciation and amortization	(18)	(11)	(10)	(11)
Interest expense, net of interest income	(13)	(17)	(19)	(15)
Business restructuring-related costs, net (a)	(11)	(4)	—	(362)
Portfolio optimization (b)	(6)	(26)	(10)	(17)
Legacy environmental remediation charges (c)	—	(20)	—	(4)
Insurance recoveries (d)	—	—	—	4
Total income from continuing operations before income taxes	$542	$651	$578	$81

	Three Months Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023
Net sales to external customers	$975	$1,066	$1,037	$943
Cost of sales, exclusive of depreciation and amortization	495	543	512	472
Selling, general and administrative	279	296	293	302
Depreciation and amortization	25	25	26	25
Other	16	16	10	13
Global Architectural segment income	$160	$186	$196	$131

Net sales to external customers	$1,153	$1,424	$1,322	$1,233
Cost of sales, exclusive of depreciation and amortization	634	787	779	693
Selling, general and administrative	230	246	234	256
Depreciation and amortization	35	34	35	35
Other	24	28	32	31
Performance Coatings segment income	$230	$329	$242	$218

Net sales to external customers	$1,753	$1,833	$1,767	$1,736
Cost of sales, exclusive of depreciation and amortization	1201	1235	1187	1136
Selling, general and administrative	201	217	214	238
Depreciation and amortization	53	53	53	54
Other	57	78	67	77
Industrial Coatings segment income	$241	$250	$246	$231

Total net sales to external customers	$3,881	$4,323	$4,126	$3,912
Total segment income	$631	$765	$684	$580
Corporate / Non-Segment Items
Corporate / non-segment unallocated, exclusive of depreciation and amortization	(76)	(86)	(80)	(88)
Corporate / non-segment depreciation and amortization	(8)	(10)	(17)	(26)
Interest expense, net of interest income	(33)	(36)	(25)	(13)
Business restructuring-related costs, net (a)	—	(10)	(15)	(16)
Portfolio optimization (b)	—	(7)	(15)	(31)
Legacy environmental remediation charges (c)	—	—	—	(24)
Insurance recoveries (d)	9	—	—	7
Impairment and other related charges, net (e)	—	—	—	(160)
Argentina currency devaluation losses (f)	—	—	—	(20)
Pension settlement charge (g)	(190)	—	—
Total income from continuing operations before income taxes	$333	$616	$532	$209

Twelve Months Ended
December 31, 2022
Net sales to external customers	$3,852
Cost of sales, exclusive of depreciation and amortization	2,096
Selling, general and administrative	1,058
Depreciation and amortization	102
Other	38
Global Architectural segment income	$558

Net sales to external customers	$4,792
Cost of sales, exclusive of depreciation and amortization	2,813
Selling, general and administrative	879
Depreciation and amortization	142
Other	111
Performance Coatings segment income	$847

Net sales to external customers	$6,970
Cost of sales, exclusive of depreciation and amortization	5,062
Selling, general and administrative	786
Depreciation and amortization	207
Other	269
Industrial Coatings segment income	$646

Total net sales to external customers	$15,614
Total segment income	$2,051
Corporate / Non-Segment Items
Corporate / non-segment unallocated, exclusive of depreciation and amortization	(219)
Corporate / non-segment depreciation and amortization	(51)
Interest expense, net of interest income	(113)
Business restructuring-related costs, net (a)	(72)
Portfolio optimization (b)	(10)
Impairment and other related charges, net (e)	(231)
Total income from continuing operations before income taxes	$1,355
a.Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Business restructuring, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the consolidated statement of income. Business restructuring-related costs, net also includes the fourth quarter 2024 recognition of accumulated foreign currency translation losses of $110 million related to the company's exit of its Argentina operations in connection with a restructuring program, which are included in Other (income)/charges, net in the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 recognition of the accumulated foreign currency translation losses.
b.Portfolio optimization includes gains and losses related to the sale of certain assets, which are included in Other (income)/charges, net on the consolidated statement of income, including the gain of $129 million on the sale of the company's silicas products business in the fourth quarter 2024, and the losses on the sales of the company's traffic solutions business in Argentina in the second quarter 2024, the company's European and Australian Traffic Solutions businesses in the fourth quarter 2023 and the company's legacy industrial Russian operations in the third quarter 2023. Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the consolidated statement of income. Portfolio optimization also includes an impairment charge of $146 million recognized during the fourth quarter 2024 when the company's remaining operations in Russia were classified as held for sale, which is included in Impairment and other related charges, net on the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 impairment charge.
c.Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other (income)/charges, net in the consolidated statement of income.
d.In the fourth quarter 2024 and the fourth quarter 2023, the company received reimbursement for previously approved insurance claims under policies covering legacy asbestos-related matters. In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020. These insurance recoveries are included in Other charges/(income), net on the consolidated statement of income.
e.In the fourth quarter 2023, the company recorded impairment and other related charges due to a non-cash goodwill impairment recognized for the Traffic Solutions reporting unit as a result of its annual goodwill impairment test. The fair value of the Traffic Solutions reporting unit decreased primarily due to increases in the cost of capital (discount rate assumption) and declines in the reporting unit’s long-term forecast driven by challenges at its operations in Argentina due to the highly inflationary environment and changes to the reporting unit’s global footprint, including the fourth quarter 2023 divestiture of its European and Australian businesses. In 2022, the company recorded impairment and other related charges due to the wind down of the company's operations in Russia.
f.In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. Argentina currency devaluation losses represent foreign currency translation losses recognized during December 2023 related to the devaluation of the Argentine peso, which is included in Other charges/(income), net on the consolidated statement of income.
g.In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.